NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, February 1, 2019

LyondellBasell Reports 2018 Earnings

Highlights

•	Net Income: $0.7 billion in the fourth quarter; $4.7 billion in 2018

•	Diluted earnings per share: $1.79 per share in the fourth quarter; $12.01 per share in 2018

•	EBITDA: $1.2 billion in the fourth quarter; $6.9 billion in 2018

•	Record annual EBITDA for Intermediates & Derivatives and Technology segments

•	Implemented our tenth dividend increase to $1.00 per share in 2018

•	Paid dividends and repurchased 11.5 million shares totaling $1.4 billion in the fourth quarter; $3.4 billion in 2018

Comparisons with the prior quarter and fourth quarter 2017 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Sales and other operating revenues	$8,876	$10,155	$9,135	$39,004	$34,484
Net income	692	1,113	1,894	4,690	4,877
Diluted earnings per share	1.79	2.85	4.79	12.01	12.23
Weighted average diluted share count	381	390	395	389	399
EBITDA (a)	1,212	1,732	1,726	6,867	7,134
(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to net income.

LyondellBasell Industries (NYSE: LYB) today announced net income for the fourth quarter 2018 of $0.7 billion, or $1.79 per share. Fourth quarter 2018 EBITDA was $1.2 billion. Full year 2018 net income was $4.7 billion, or $12.01 per share, and EBITDA was $6.9 billion. The full year 2018 included a $346 million non-cash tax settlement that increased earnings by $0.88 per share and $73 million of transaction and integration costs that decreased earnings by $0.14 per share. Integration activities related to the acquisition of A. Schulman are on schedule with $47 million in forward annual run-rate synergies as of December 31, 2018.

“During the past year LyondellBasell extended our proven track record of delivering strong earnings for our shareholders. Despite market challenges in the second half of 2018 and both planned and unplanned downtime that impacted fourth quarter earnings by approximately $225 million, we leveraged the diversity of our global business portfolio and the agility of our commercial teams to generate approximately $5.5 billion of cash from operating activities for the year. In 2018 we improved upon our company safety record and established new EBITDA records in our Intermediates & Derivatives and Technology segments through market improvements, targeted contracting strategies and an increased number of polyolefin technology licenses," said Bob Patel, LyondellBasell CEO.

"Our fourth quarter results were impacted by the extraordinary fall in the price of crude oil, unusual operational events and a very difficult refining market. As oil prices fell by 40% during the fourth quarter, our non-U.S. Olefins and Polyolefins business experienced declining demand as customers delayed orders and destocked inventories in expectations of lower pricing. This destocking and associated pricing pressures compounded the effects of typical fourth quarter seasonality. Our Olefins and Polyolefins, Europe, Asia and International segment was also impacted by decreased automotive demand, low water levels on the Rhine River, extended maintenance at our Wesseling, Germany cracker and feedstock supply constraints at our Münchsmünster, Germany cracker during the fourth quarter. High U.S. gasoline inventories and unusually weak discounts for Maya crude oil pressured our fourth quarter refining margins. Nevertheless, we are well positioned to capture the benefits of expected refining market improvements with no planned maintenance at our refinery in 2019 or 2020."

"With the acquisition of A. Schulman in August, we captured an opportunity to expand into new markets, created an additional platform for growth and realized $47 million in forward annual run-rate synergies, with more to come in 2019 and 2020. We managed our business portfolio by launching an innovative recycling joint venture with Suez, strengthening our joint venture footprint in Asia, divesting a carbon black subsidiary in France and working toward the consolidation of assets from Linde at our La Porte, Texas site. In February, we increased our quarterly dividend by 11% and we returned $3.4 billion to shareholders in dividends and share repurchases during 2018," Patel said.

OUTLOOK
"During the first weeks of the year, we have seen normalization of markets with increased polymer demand and modest improvements in the discount for Maya crude oil. LyondellBasell's growth accelerates in 2019 with the planned startup of our Hyperzone polyethylene plant and continued construction on our new PO/TBA plant which is on track for completion in 2021. Global polyethylene capacity additions are expected to moderate during 2019 and 2020, providing support for high industry operating rates and ethylene chain profitability."

"Our strong balance sheet offers optionality for investment in our organic growth pipeline and value-creating inorganic opportunities while our cash flows continue to provide significant shareholder returns," said Patel.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology. Results for our Advanced Polymer Solutions segment incorporates the businesses acquired from A. Schulman beginning on August 21, 2018. Historical segment results for Olefins and Polyolefins - Americas and Olefins and Polyolefins - Europe, Asia and International were recast as a result of the shift of polypropylene compounds, Catalloy and polybutene-1 product lines to Advanced Polymer Solutions.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating income	$507	$572	$652	$2,251	$2,382
EBITDA	631	704	769	2,762	2,899

Three months ended December 31, 2018 versus three months ended September 30, 2018 - EBITDA decreased by $73 million versus the third quarter 2018. Compared with the prior period, olefins results increased by approximately $70 million. Ethylene margin improved primarily due to improved ethylene price and a decline in the price of Gulf Coast ethane. Polyolefin results declined approximately $115 million primarily due to a decrease of approximately 4 cents per pound in the polyethylene spread over ethylene. Joint venture equity income decreased by $10 million.

Three months ended December 31, 2018 versus three months ended December 31, 2017 - EBITDA decreased $138 million versus the fourth quarter 2017. Compared with the prior period, olefins results decreased by approximately $55 million. Margin declined primarily due to a decrease in ethylene price. Polyolefin results decreased by approximately $65 million primarily due to declines in polyethylene margin and volume.

Full year ended December 31, 2018 versus full year ended December 31, 2017 - EBITDA decreased $137 million versus 2017. Full year results were negatively impacted by last-in, first-out (LIFO) inventory charges that were approximately $50 million higher than 2017. Compared with the prior period, olefins results decreased by approximately $445 million. Margin declined primarily due to a decrease in ethylene price of approximately 6 cents per pound. Polyolefin results increased by approximately $360 million driven by spread improvements in polyethylene and polypropylene over monomer of approximately 7 cents per pound and 3 cents per pound, respectively. Joint venture equity income increased by $16 million.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating income	$15	$141	$165	$682	$1,308
EBITDA	127	262	289	1,163	1,927

Three months ended December 31, 2018 versus three months ended September 30, 2018 - EBITDA decreased by $135 million versus the third quarter 2018. The fourth quarter benefited $36 million from the sale of our carbon black subsidiary in France. Compared with the prior period, olefins results decreased by approximately $75 million. Volume declined due to planned and unplanned maintenance at our cracker in Wesseling, Germany and as a result of low water levels on the Rhine. Combined polyolefins results decreased approximately $35 million primarily due to decreased margins. Joint venture equity income decreased by $43 million primarily due to planned maintenance.

Three months ended December 31, 2018 versus three months ended December 31, 2017 - EBITDA decreased by $162 million versus the fourth quarter 2017. The fourth quarter 2018 benefited $36 million from the sale of our carbon black subsidiary in France. Compared with the prior period, olefins results decreased approximately $70 million. Volume declined due to planned and unplanned maintenance at our cracker in Wesseling, Germany and as a result of low Rhine River levels. Combined polyolefins results decreased approximately $90 million. Polyolefin margins declined driven by spread decreases in polyethylene and polypropylene over monomer of approximately 3 cents and 4 cents per pound, respectively. Joint venture equity income decreased by $43 million primarily due to planned maintenance.

Full year ended December 31, 2018 versus full year ended December 31, 2017 - EBITDA decreased by $764 million versus 2017, which included a gain of $108 million on the sale of our interest in Geosel. 2018 results included benefits of $36 million from the gain on the sale of our carbon black subsidiary in France and approximately $95 million due to an increase in the euro versus the U.S. dollar exchange rate relative to 2017. Compared with the prior period, olefins results decreased approximately $370 million. Margin declined with increased feedstock costs partially offset by increased ethylene prices. Volume declined approximately 10% primarily due to planned and unplanned maintenance at our Wesseling, Germany cracker and low Rhine River levels in the second half of 2018. Combined polyolefins results decreased approximately $345 million. Polyolefin margins declined driven by spread decreases in polyethylene and polypropylene over monomer of approximately 3 cents per pound and 2 cents per pound, respectively. Joint venture equity income decreased by $46 million primarily due to reduced polyolefin spreads.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels & Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating income	$308	$431	$334	$1,716	$1,202
EBITDA	379	504	410	2,011	1,490

Three months ended December 31, 2018 versus three months ended September 30, 2018 - EBITDA decreased $125 million versus the third quarter 2018. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $10 million. Volumes declined primarily due to planned maintenance partially offset by improved margins. Intermediate Chemicals results decreased approximately $65 million. Margins declined for most products, primarily acetyls and styrene. Oxyfuels & Related Products results decreased approximately $40 million. Margin declined primarily due to stronger ethanol pricing relative to crude oil and volume declined due to planned maintenance.

Three months ended December 31, 2018 versus three months ended December 31, 2017 - EBITDA decreased $31 million versus the fourth quarter 2017. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $50 million with volumes declining due to 2018 planned maintenance. Intermediate Chemicals results increased approximately $35 million. Margins improved for most products and volume increased for acetyls and styrene. Oxyfuels & Related Products decreased by approximately $30 million with declines in both margins and volumes.

Full year ended December 31, 2018 versus full year ended December 31, 2017 - EBITDA increased $521 million versus 2017, setting an annual record for 2018. Compared with the prior period, Propylene Oxide & Derivatives results increased approximately $65 million with improved margins due to strong demand, tight market conditions and improved contracting strategies. Intermediate Chemicals results increased approximately $345 million driven by margin improvements in all products and improved contracting strategies. Tight industry conditions drove an increase of over 12% in acetyls prices and a styrene margin increase of 3 cents per pound. Oxyfuels & Related Products increased by approximately $100 million. Margins improved with crude oil pricing outpacing butane and volume increased with no planned maintenance in 2018.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1. A. Schulman was acquired on August 21, 2018, and results from the new business are included prospectively.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating income	$55	$48	$74	$329	$405
EBITDA	86	70	82	400	438

Three months ended December 31, 2018 versus three months ended September 30, 2018 - EBITDA increased by $16 million versus the third quarter 2018. Transaction and integration costs related to the acquisition of A. Schulman were $29 million lower in the fourth quarter 2018 versus the third quarter. Compared with the prior period, Compounding & Solutions results increased approximately $15 million with a full quarter of contribution from the addition of A. Schulman product lines partially offset by volume and margin declines in polypropylene compounds. Advanced Polymers results decreased approximately $15 million with declines in both margins and volume.

Three months ended December 31, 2018 versus three months ended December 31, 2017 - EBITDA increased by $4 million versus the fourth quarter 2017. Integration costs related to the acquisition were $20 million during the fourth quarter 2018. Compared with the prior period, Compounding & Solutions results increased approximately $25 million. The addition of new product lines from the acquisition were partially offset by volume and margin declines in polypropylene compounds. Advanced Polymers results were relatively unchanged.

Full year ended December 31, 2018 versus full year ended December 31, 2017 - EBITDA decreased by $38 million versus 2017. Transaction and integration costs related to the acquisition and assigned to the segment were $69 million during 2018. Compared with the prior period, Compounding & Solutions results increased approximately $15 million. The addition of new product lines from the acquisition was partially offset by margin and volume declines in polypropylene compounds. Advanced Polymers results increased approximately $15 million primarily due to an increase in volume.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating income (loss)	$(139)	$38	$59	$(28)	$(22)
EBITDA	(84)	84	104	167	157

Three months ended December 31, 2018 versus three months ended September 30, 2018 - EBITDA decreased $168 million versus the third quarter 2018. The Maya 2-1-1 industry benchmark crack spread decreased by $10.54 per barrel to $10.89 per barrel. The Houston Refinery operated at 184,000 barrels per day, 48,000 barrels per day less than the prior period with planned maintenance beginning in September.

Three months ended December 31, 2018 versus three months ended December 31, 2017 - EBITDA decreased $188 million versus the fourth quarter 2017. The Maya 2-1-1 industry benchmark crack spread decreased by $9.37 per barrel to $10.89 per barrel. The Houston Refinery operated at 184,000 barrels per day, 61,000 barrels per day less than the prior period with planned maintenance in the fourth quarter 2018.

Full year ended December 31, 2018 versus full year ended December 31, 2017 - EBITDA increased $10 million versus 2017. Margin increased at our Houston Refinery primarily driven by advantaged Canadian crude oil pricing and improved yields. The Maya 2-1-1 industry benchmark crack spread decreased by $0.71 per barrel to $19.85 per barrel. Crude throughput was similar to 2017 with a decline of 5,000 barrels per day to 231,000 barrels per day.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating income	$50	$88	$58	$284	$183
EBITDA	61	98	68	328	223

Three months ended December 31, 2018 versus three months ended September 30, 2018 - EBITDA decreased by $37 million versus the record third quarter 2018 results primarily due to a decrease in licensing revenue.

Three months ended December 31, 2018 versus three months ended December 31, 2017 - EBITDA decreased by $7 versus the fourth quarter 2017 primarily due to a decrease in licensing revenue.

Full year ended December 31, 2018 versus full year ended December 31, 2017 - EBITDA increased by $105 million versus 2017. The increase was driven by higher licensing revenue as revenues from several new licenses, primarily in China, were recognized.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $698 million during the fourth quarter 2018 and $2.1 billion for the full year 2018. Our cash and liquid investment balance was $1.8 billion at December 31, 2018. We repurchased 19.2 million ordinary shares during 2018. There were 376 million common shares outstanding as of December 31, 2018. The company paid dividends of $1.6 billion during 2018.

Reconciliations and Additional Information
Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call February 1 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings.

A replay of the call will be available from 2:30 p.m. EST February 1 until April 2 at 1:59 a.m. EDT. The replay dial-in numbers are 866-444-9039 (U.S.) and +1 203-369-1136 (international). The passcode for each is 6482.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polymer compounds and the largest licensor of polyolefin technologies. In 2019, LyondellBasell was named to Fortune magazine's list of the "World's Most Admired Companies." More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; any proposed business combination, the expected timetable for completing any proposed transactions and the receipt of any required governmental approvals, future financial and operating results, benefits and synergies of any proposed transactions, future opportunities for the combined company; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2017, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2017					2018
(Millions of U.S. Dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,509	$2,444	$2,347	$2,704	$10,004	$2,646	$2,542	$2,770	$2,450	$10,408
Olefins & Polyolefins - EAI	2,510	2,486	2,640	2,582	10,218	2,960	2,900	2,643	2,335	10,838
Intermediates & Derivatives	2,150	2,014	2,077	2,231	8,472	2,343	2,584	2,509	2,152	9,588
Advanced Polymer Solutions	712	751	731	728	2,922	838	833	1,039	1,314	4,024
Refining	1,353	1,713	1,670	2,112	6,848	2,257	2,569	2,499	1,832	9,157
Technology	120	107	98	125	450	115	182	171	115	583
Other/Eliminations	(924)	(1,112)	(1,047)	(1,347)	(4,430)	(1,392)	(1,404)	(1,476)	(1,322)	(5,594)
Continuing Operations	$8,430	$8,403	$8,516	$9,135	$34,484	$9,767	$10,206	$10,155	$8,876	$39,004

Operating income (loss):
Olefins & Polyolefins - Americas	$544	$713	$473	$652	$2,382	$629	$543	$572	$507	$2,251
Olefins & Polyolefins - EAI	322	454	367	165	1,308	281	245	141	15	682
Intermediates & Derivatives	269	270	329	334	1,202	408	569	431	308	1,716
Advanced Polymer Solutions	94	120	117	74	405	114	112	48	55	329
Refining	(70)	(21)	10	59	(22)	15	58	38	(139)	(28)
Technology	50	39	36	58	183	46	100	88	50	284
Other	1	2	—	(1)	2	1	(1)	(1)	(2)	(3)
Continuing Operations	$1,210	$1,577	$1,332	$1,341	$5,460	$1,494	$1,626	$1,317	$794	$5,231

Depreciation and amortization:
Olefins & Polyolefins - Americas	$116	$106	$104	$107	$433	$106	$109	$111	$116	$442
Olefins & Polyolefins - EAI	51	51	54	54	210	56	52	50	50	208
Intermediates & Derivatives	69	68	69	73	279	73	72	71	71	287
Advanced Polymer Solutions	10	8	7	10	35	8	9	22	30	69
Refining	40	44	49	44	177	46	46	45	55	192
Technology	10	9	11	10	40	10	12	10	11	43
Continuing Operations	$296	$286	$294	$298	$1,174	$299	$300	$309	$333	$1,241

EBITDA:(a)
Olefins & Polyolefins - Americas	$706	$833	$591	$769	$2,899	$756	$671	$704	$631	$2,762
Olefins & Polyolefins - EAI	442	597	599	289	1,927	419	355	262	127	1,163
Intermediates & Derivatives	339	339	402	410	1,490	486	642	504	379	2,011
Advanced Polymer Solutions	104	128	124	82	438	123	121	70	86	400
Refining	(30)	25	58	104	157	63	104	84	(84)	167
Technology	60	48	47	68	223	56	113	98	61	328
Other	(4)	—	—	4	—	10	4	10	12	36
Continuing Operations	$1,617	$1,970	$1,821	$1,726	$7,134	$1,913	$2,010	$1,732	$1,212	$6,867

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$201	$178	$161	$201	$741	$242	$311	$247	$279	$1,079
Olefins & Polyolefins - EAI	37	24	34	68	163	58	40	58	92	248
Intermediates & Derivatives	77	107	79	69	332	68	80	100	161	409
Advanced Polymer Solutions	11	9	14	21	55	15	10	16	21	62
Refining	84	79	21	29	213	36	45	47	122	250
Technology	7	6	8	11	32	8	9	12	19	48
Other	4	4	1	2	11	2	1	2	4	9
Continuing Operations	$421	$407	$318	$401	$1,547	$429	$496	$482	$698	$2,105
(a) See Table 9 for the reconciliation of EBITDA to net income.

Table 9 - Reconciliation of Net Income to EBITDA
	2017					2018
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net income (a)(b)	$797	$1,130	$1,056	$1,894	$4,877	$1,231	1,654	$1,113	$692	$4,690
Loss from discontinued operations, net of tax	8	4	2	4	18	—	1	2	5	8
Income from continuing operations(a)(b)	805	1,134	1,058	1,898	4,895	1,231	1,655	1,115	697	4,698
Provision for (benefit from) income taxes(b)	315	459	380	(556)	598	303	(21)	232	99	613
Depreciation and amortization	296	286	294	298	1,174	299	300	309	333	1,241
Interest expense, net(c)	201	91	89	86	467	80	76	76	83	315
EBITDA(d)	$1,617	$1,970	$1,821	$1,726	$7,134	$1,913	$2,010	$1,732	$1,212	$6,867

(a) The first quarter of 2017 includes after-tax charges totaling $106 million related to the redemption of $1,000 million aggregate principal amount of our then outstanding 5% senior notes due 2019. The third quarter of 2017 includes an after-tax gain of $103 million on the sale of our interest in Geosel. The third and fourth quarters of 2018 include after-tax charges for transaction and integration costs associated with the acquisition of A. Schulman of $42 million and $15 million, respectively.

(b) The fourth quarter of 2017 includes an $819 million non-cash tax benefit related to the lower federal income tax rate resulting from the U.S. Tax Cuts and Jobs Act enacted in December 2017. The second quarter of 2018 includes a $346 million non-cash benefit from the release of unrecognized tax benefits and associated accrued interest.

(c) Includes pre-tax charges totaling $113 million in the first quarter of 2017 related to the redemption of $1,000 million aggregate principal amount of our then outstanding 5% Senior Notes due 2019.
(d) Third quarter 2017 EBITDA includes a pre-tax gain of $108 million on the sale of our interest in Geosel. The third and fourth quarters of 2018 includes pre-tax charges for transaction and integration costs associated with the acquisition of A. Schulman of $53 million and $20 million, respectively.